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                                  July 24, 2006






Dear John,

         Capstone Turbine Corporation (the "Company") is in receipt of your resignation as President, CEO and a director of the Company effective as of July 31, 2006. This letter sets forth certain agreements and understandings between you and the Company, all to be effective as of August 1, 2006.

         In consideration of your agreement to serve the Company in a consulting capacity for a one-year period after the effective date of your resignation (the "Consulting Period"), the terms of your outstanding stock options will be revised as stated below to allow you to exercise your stock options that were vested as of that date until July 31, 2007. In exchange, you will agree to be available to the Company for consulting advice for up to ten hours per month, not to use any of the Company's confidential or proprietary information during the term of this agreement, except on behalf of the Company, and thereafter, and not to interfere with certain relationships of the Company during the term of this agreement and thereafter, as set forth in more detail below. In the event that you are requested to provide greater than ten hours per month of consulting advice, the Company shall compensate you at a rate of $500 per hour. You will be reimbursed for your reasonable expenses incurred in providing such consulting services to the Company. Such payments and reimbursements shall be made within fifteen days of the Company's receipt of an invoice from you reflecting same, with supporting documentation regarding expenses attached. In addition, the Company will continue to provide medical benefits for you as currently provided for a one month period following the effective date of your resignation.

         As an inducement to become the President and Chief Executive Officer of the Company, you were awarded an option to acquire 2,000,000 shares of the Company's common stock. Your right to exercise the option would expire three months following the termination of your employment with the Company. The terms of the option permit you, however, to continue to exercise the vested portion if you are providing services to the Company as a consultant. You and the Company hereby revise the Stock Option Agreement, dated August 1, 2003 and the Restricted Stock Agreement, dated August 4, 2003, both between you and the Company as follows: (i) you will provide consulting services to Capstone as outlined in this letter, (ii) the option is vested as to 1,500,000 shares of common stock and the remaining portion of the option is cancelled and the right to exercise the vested option will expire on July 31, 2007 or, if sooner, three months after the termination of your relationship as a consultant to the Company, (iii) you are vested as to 375,000 shares of restricted stock, and the right to accrue additional vesting of the restricted stock under the award granted to you on August 4, 2003 is hereby cancelled, and (iv) the options granted to you on June 12, 2006 and June 22, 2006 are hereby cancelled. The Company intends to exercise its repurchase option under the August 4, 2003 Restricted Stock Agreement to acquire the unvested shares under the terms described in the Restricted Stock Agreement.

         By reason of your service as the President, CEO and a director of the Company, you have had access to and contact with the trade secrets and confidential and proprietary business information of the Company and its affiliates (the "Confidential Information"). You acknowledge that the Company



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conducts its business in an industry that is highly competitive, and that the
Confidential Information constitutes a valuable, special and unique asset of the Company, and therefore you covenant and agree that, for a period of five years:

         (a) You will at all times use your best efforts and exercise diligence to protect and safeguard the Confidential Information, including, without limitation, customer-related information, including names, addresses, specifications or requirements and the identity of customers and suppliers; arrangements with customers and suppliers; technical data, records, compilations of information, processes, intellectual property, patents, technology, computer software, and specifications relating to customers, suppliers, products and services; the manner of operation of the Company's, plans, policies, budgets, financial projections, business and/or marketing plans, concepts and/or projections; information about the finances and financial condition of the Company's business, costs, profits, profit margins, salaries and other financial information pertaining to the Company; and the trade secrets and other technical and non-technical information of the Company.

         (b) You will not at any time disclose any of such Confidential Information, except as may be required by law.

         (c) You will not at any time use, directly or indirectly, for your own benefit or for the benefit of another, any of such Confidential Information, except as is required in your capacity as consultant to the Company during the term of this agreement.

         (d) The confidentiality provisions set forth above shall not be applicable to any information which is in the public domain, other than as a result of action by you in violation of such confidentiality provisions, or which was obtained from sources other than the Company or its affiliates who are not under a duty of nondisclosure. All files, records, documents, drawings, specifications, computer software, memoranda, notes, or other documents relating to the business of the Company and its affiliates, whether prepared by you or that otherwise came into your possession, shall be the exclusive property of the Company and its affiliates and shall not be retained by you for any reason whatsoever.

         (e) You acknowledge that the confidentiality provisions set forth above are a reasonable and necessary protection of the legitimate business interests of the Company. In the event of any violation of the such confidentiality provisions, the Company shall be entitled to preliminary and permanent injunctive relief. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies available to the Company as a result of a violation of the confidentiality provisions set forth herein. The confidentiality provisions set forth above shall continue to be binding upon you for a period of five years and supplement, but do not replace or modify, any and all other legal obligations you have with respect to maintaining the confidentiality of information related to the Company.

         (f) You will not assist any person or entity in any way to do, or attempt to do, anything prohibited by clauses (a) through (e) above.

         By reason of your service as the President, CEO and a director of the Company, you have knowledge about, access to and/or contact with the Company's employees, dealers, distributors, customers, prospective customers, potential customers and other relationships that are or potentially are beneficial to the Company. You acknowledge that such relationships are a valuable, special and unique asset of the Company, and therefore you agree that, during the Consulting Period and for one year thereafter:


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          (w) You will not, nor will your affiliates, solicit any person or entity that is a dealer, distributor, customer, prospective customer or potential customer of the Company or its affiliates as of July 31, 2006 or during the Consulting Period to purchase any goods or services sold by, or competitive with a type sold by the Company or its affiliates from anyone other than Company or its affiliates.

          (x) You will not, nor will your affiliates, (i) solicit, recruit or hire any person employed by the Company or its affiliates on July 31, 2006 or during the Consulting Period and any person who has worked for Company or its affiliates on July 31, 2006 or during the Consulting Period unless such person's employment was involuntarily terminated by such employer, or (ii) solicit or encourage any person employed by the Company or its affiliates on July 31, 2006 or during the Consulting Period to leave the employment of the Company or its affiliates.

          (y) You acknowledge that the non-solicitation provisions set forth above are a reasonable and necessary protection of the legitimate business interests of the Company. In the event of any violation of the such non-solicitation provisions, the Company shall be entitled solely to preliminary and permanent injunctive relief.

          (z) You will not, nor will your affiliates, assist any person or entity in any way to do, or attempt to do, anything prohibited by clauses (w) through (y) above.

                   On behalf of the Board of Directors and stockholders of the Company, I want to thank you for the valuable service you have provided to us during the past three years and express our appreciation for your willingness to continue to assist the Company in this new role. If this letter correctly reflects the agreement of the parties with respect to the matters addressed herein, please execute two copies of this letter and return one fully executed copy of this letter to the undersigned. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original document and all of which, taken together, shall be deemed to constitute a single original document.

                                          Sincerely,

                                          CAPSTONE TURBINE CORPORATION


                                          ----------------------------
                                          Eliot Protsch
                                          Chairman, Board of Directors


Acknowledged and agreed to
this ___ day of July, 2006


--------------------------
John R. Tucker




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